Exhibit 3.25

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE AMANA COMPANY, L.P.

Pursuant to the provisions of Section 17-202(a) of the Delaware Revised Uniform Limited Partnership Act, the undersigned general partner of The Amana Company, L.P. adopts the following amendment to the Certificate of Limited Partnership:

1.	The name of the limited partnership is The Amana Company, L.P. (the “Partnership”).

2.	The existing Certificate of Limited Partnership of the Partnership was filed with the Secretary of State of Delaware on July 9, 1997, and a Certificate of Amendment thereto was filed with the Secretary of State of Delaware on August 18, 1997. Such Certificate of Limited Partnership, as amended, is hereby further amended to reflect that, effective as of August 25, 1997, (a) Dayton Holding Company ceased to be the general partner of the Partnership, and (b) Goodman Holding Company, whose business address is 1501 Seamist, Houston, Texas 77008, was admitted as the new general partner.

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of The Amana Company, L.P., has executed this Certificate as of the 29th day of August, 1997.

GOODMAN HOLDING COMPANY,
a Texas corporation

By:	/s/ Louis T. Fox, III
Louis T. Fox, III Treasurer